As filed with the Securities and Exchange Commission on September 27, 2024.

Registration Statement No. 333-260020
Registration Statement No. 333-263861
Registration Statement No. 333-266413
Registration Statement No. 333-270952

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

Form S-8 Registration Statement No. 333-260020

Form S-8 Registration Statement No. 333-263861

Form S-8 Registration Statement No. 333-266413
Form S-8 Registration Statement No. 333-270952

UNDER

THE SECURITIES ACT OF 1933

DOMA HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	84-1956909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
201 Spear St., Suite 06-106 San Francisco, CA 94105 650-419-3827
(Address of principal executive offices) (Zip code)

Doma Holdings, Inc. Omnibus Incentive Plan Doma Holdings, Inc. 2021 Employee Stock Purchase Plan States Title Holdings, Inc. 2019 Equity Incentive Plan
(Full titles of the plan)

Max Simkoff

Chief Executive Officer and Director

Doma Holdings, Inc.

201 Spear St., Suite 06-106

San Francisco, California 94105

(650) 419-3827

(Telephone number, Including Area Code, of Agent For Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Rosalind Fahey Kruse Howard Block Willkie Farr & Gallagher LLP 787 7th Ave New York, NY 10019 (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”), filed by Doma Holdings, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

●

Registration Statement on Form S-8 (No. 333-260020), which was filed with the SEC on October 4, 2021, pertaining to the registration of (1) 36,740,960 shares of Common Stock, available for issuance under the Doma Holdings, Inc. Omnibus Incentive Plan (the “Omnibus Plan”), (ii) 7,348,192 shares of Common Stock, available for issuance under the Doma Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and (iii) 26,557,136 shares of Common Stock, available for issuance under the States Title Holdings, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) upon the exercise of stock options previously issued pursuant to the 2019 Plan;

●

Registration Statement on Form S-8 (No. 333-263861), which was filed with the SEC on March 25, 2022, pertaining to the registration of (1) 16,233,611 shares of Common Stock, available for issuance under the Omnibus Plan and (2) 3,246,722 611 shares of Common Stock, available for issuance under the ESPP;

●

Registration Statement on Form S-8 (No. 333-266413), which was filed with the SEC on July 29, 2022, pertaining to the registration of 6,520,151 shares of Common Stock, available for issuance under the Omnibus Plan; and

●

Registration Statement on Form S-8 (No. 333-270952), which was filed with the SEC on March 29, 2023, pertaining to the registration of (1) 16,523,682 shares of Common Stock, available for issuance under the Omnibus Plan and (2) 3,304,736 shares of Common Stock, available for issuance under the ESPP.

On March 28, 2024, the Company, entered into an Agreement and Plan of Merger, dated as of March 28, 2024 (the “Merger Agreement”), with RE Closing Buyer Corp., a Delaware corporation (“Parent”), and RE Closing Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On September 27, 2024, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, Merger Sub merged with and into the Company, with the Company surviving such merger as the surviving corporation (the “Merger”). The Merger became effective on September 27, 2024, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware. In connection with the Merger, and subject to certain exceptions described in the Merger Agreement, each outstanding share of Common Stock and each outstanding equity incentive award was either converted into the right to receive a cash payment or cancelled.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 27th day of September, 2024.

DOMA HOLDINGS, INC.

By:	/s/ Maxwell Simkoff
Name: Maxwell Simkoff
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.